MDI, Inc. and Almana Networks International, Inc. Mutually Agree to Terminate Merger Agreement

MDI Enters Into an Agreement to Sell $1 Million in MDI Common Stock

SAN ANTONIO, TEXAS (August 28, 2009) – MDI, Inc. (PINK SHEETS:MDIZ) and Almana Networks International, Inc., announced today that they will not proceed with their proposed merger transaction and have terminated their merger agreement. The termination was mutually and amicably agreed upon, and no  payments will be made by either party. The MDI Special Meeting of Shareholders which was scheduled for September 24, 2009 to consider the merger has been cancelled.

MDI also announced today that it has entered into a definitive agreement to sell in a non-brokered private placement common stock and warrants to MDI Investments, LLC (“Investor”) resulting in gross proceeds of $1 million.

Under the terms of the financing, at the closing scheduled to take place on September 4, 2009, MDI will sell to the Investor 4,000,000 newly-issued shares of its common stock at $0.25 per share and grant the Investor a 3-year warrant to purchase up to 4,000,000 shares of common stock at an exercise price of $0.60 per share.  Additionally, the MDI Board of Directors approved a resolution increasing the number of directors to enable the Investor to be equally represented on the MDI Board.

MDI continues to discuss with Almana Networks International and its owners new business opportunities which would bring additional accretive revenue to the Company. The Company also continues to explore ways to sell its unprofitable lines of business. There is no assurance that these discussions will be successful.

The offer and sale of the shares have not been registered under the Securities Act of 1933, as amended, and the shares may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. There was no agreement that MDI would file a registration statement covering the resale of the common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

Contact:

MDI, Inc.
Investor Relations Contact:
Richard A. Larsen, 210-679-3550